UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 14, 2011

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01.

On December 14, 2011, the registrant ("CPS") and its wholly owned subsidiary CPS Receivables Five LLC ("Subsidiary") entered into a series of agreements under which Subsidiary purchased from CPS, and sold to CPS Auto Receivables Trust 2011-C (the "Trust"), approximately $83.9  million of subprime automotive receivables (the "Initial Receivables"). Subsidiary also committed to purchase and to sell to the Trust, and CPS committed to sell to Subsidiary, an additional $36.1 million of similar automotive receivables (the "Subsequent Receivables").

CPS disclaims any implication that the agreements relating to such transactions are other than agreements entered into in the ordinary course of CPS's business.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

CPS, Subsidiary, the Trust and others on December 14, 2011 entered into a series of agreements that, among other things, created long-term obligations that are material to CPS, Subsidiary and the Trust. Under these agreements (i) CPS sold the Initial Receivables to Subsidiary, and committed to sell the Subsequent Receivables to Subsidiary not later than January 31, 2012, (ii) Subsidiary sold the Initial Receivables to the Trust, and committed to sell the Subsequent Receivables to the Trust, (iii) the Trust pledged the Initial Receivables, and committed to pledge the Subsequent Receivables, to Wells Fargo Bank, N.A. ("Wells Fargo"), as indenture trustee for benefit of the holders of the Notes (as defined below), (iv) the Trust issued and sold $119.4 million of asset-backed Notes, in four classes (such Notes collectively, the "Notes"), (v) a portion of the proceeds from the sale of the Notes was pledged to Wells as trustee for benefit of the holders of the Notes, to be used to fund the purchase price of the Subsequent Receivables, and (vi) a cash deposit (the "Reserve Account") in the amount of 2.00% of the aggregate balance of the Initial Receivables was pledged for the benefit of the holders of the Notes.

Security for the repayment of the Notes consists of the Receivables and, when and if sold, the Subsequent Receivables (together, the “Receivables"), and the rights to payments relating to such receivables. The Receivables were purchased by CPS from automobile dealers, and CPS will act as the servicer of the Receivables. Credit enhancement for the Notes consists of over-collateralization and the Reserve Account. Wells Fargo will act as collateral agent and trustee on behalf of the secured parties, and is the backup servicer.

The Notes are obligations only of the Trust, and not of Subsidiary nor of CPS. Nevertheless, the Notes are properly treated as long-term debt obligations of CPS. The sale and issuance of the Notes, treated as secured financings for accounting and tax purposes, are treated as sales for all other purposes, including legal and bankruptcy purposes. None of the assets of the Trust or Subsidiary are available to pay other creditors of CPS or its affiliates.

Upon completion of the anticipated January 2012 sale of the Subsequent Receivables to the Trust, the Trust will hold a fixed pool of amortizing assets. The Trust is obligated to pay principal and interest on the Notes on a monthly basis. Interest is payable at fixed rates on the outstanding principal balance of each of the four classes of the Notes, and principal is payable by reference to the aggregate principal balance of the Receivables (adjusted for chargeoffs and prepayments, among other things) and agreed required over-collateralization. The following table sets forth the interest rates and initial principal amounts of the four classes of Notes:

Note Class	Interest Rate	Amount
Class A	4.21%	$98,400,000
Class B	6.375%	$9,600,000
Class C	7.50%	$6,000,000
Class D	10.00%	$5,400,000

The 2011-C transaction has initial credit enhancement consisting of a cash deposit equal to 2.00% of the original receivable pool balance and overcollateralization of 0.50%. The final enhancement level requires accelerated payment of principal on the Class A and then on the Class B Notes to reach overcollateralization of 9.50% of the then-outstanding receivable pool balance.

If an event of default were to occur under the agreements, the Trustee would have the right to accelerate the maturity of the Notes, in which event the cash proceeds of the Receivables that otherwise would be released to Subsidiary would instead be directed entirely toward repayment of the Notes. Events of default include such events as failure to make required payments on the Notes, breaches of warranties, representations or covenants under any of the agreements or specified bankruptcy-related events. In addition, if the Receivables (pledged as security for the Notes) were to experience net loss ratios that are higher than specified levels, the existence of such a "trigger event" would also require that the cash proceeds of the Receivables that otherwise would be released to Subsidiary would instead be directed to payment of principal on the Notes, until specified increased levels of overcollateralization were achieved.

At such time as the aggregate outstanding principal balance of the Receivables is less than 10% of the intended initial aggregate balance of $120.0 million, CPS will have the option to purchase the Trust estate at fair market value, provided that such purchase price is sufficient to cause the Notes to be redeemed and paid in full, and to cause other obligations of the Trust to be met.

 ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Three exhibits are furnished:

4.34            Indenture re Notes issued by CPS Auto Receivables Trust 2011-C.

4.35           Sale and Servicing Agreement dated as of November 25, 2011.

99.1           Consumer Portfolio Services, Inc. December 14, 2011 press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: December 19, 2011	By: /s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant